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Exhibit 99.1

NEWS RELEASE

Contacts:	Jeff Galow, 713/877-5327 Valerie Calvert, 713/877-5305

Quanex Corporation To Issue $100 Million Convertible Senior Debentures

        Houston, Texas, April 28, 2004—Quanex Corporation (NYSE:NX) announced today its intention to sell, subject to market and other conditions, $100 million aggregate principal amount of convertible senior debentures due 2034. The offering will be made solely by means of a private placement pursuant to Rule 144A under the Securities Act of 1933, as amended (the Securities Act). The initial purchasers will have the option to purchase, within 13 days from the date of issuance of the debentures, up to an additional $25 million aggregate principal amount of debentures.

        The debentures will be convertible into shares of Quanex common stock, upon the occurrence of certain events, and mature in 2034. Quanex expects to use the net proceeds from the offering to repay a portion of the amounts outstanding under its revolving credit agreement and for general corporate purposes, including potential acquisitions.

        This Quanex press release does not constitute an offer to sell or the solicitation of an offer to buy securities. The debentures and the Quanex common stock issuable upon conversion of the debentures have not been registered under the Securities Act or the securities laws of any other jurisdiction. Unless they are registered, the debentures and the common stock issuable upon their conversion may be offered or sold only in transactions that are exempt from registration under the Securities Act and other applicable securities laws. Accordingly, Quanex is offering the debentures only to "qualified institutional buyers" in reliance on Rule 144A under the Securities Act.

        Statements that use the words "expect," "should," "could," "intend," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The statements above are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the Company's future performance, please refer to the Company's most recent 10-K filing of December 29, 2003 under the Securities Exchange Act of 1934, in particular the sections titled, "Private Securities Litigation Reform Act" contained therein.

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  Exhibit 99.1
Quanex Corporation To Issue $100 Million Convertible Senior Debentures